Exhibit (h)(3)

ALPS ETF ADMINISTRATION AGREEMENT

Jefferies Funds

This Administration Agreement (the “Agreement”) is made as of the 18th day of September, 2009, among ALPS ETF Trust on behalf of the Jefferies Funds, a trust established under the laws of the State of Delaware (the “Fund”), ALPS Advisers, Inc., a Colorado corporation (the “Adviser”), and ALPS Fund Services, Inc., a Colorado corporation having its principal office at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”).  The Fund, the Adviser and ALPS agree as follows:

The Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of the portfolio (“Portfolio”) and share classes listed in Appendix A attached hereto.

The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to ALPS, and resolutions of the Fund’s Board of Trustees.  The Fund desires to employ ALPS as its administrator for the Portfolio.

1.             Duties of the Administrator.  ALPS agrees to provide to the Fund the services listed in Appendix B attached hereto.

2.             Fees; Delegation; Expenses.  For the services provided to the Fund pursuant to this Agreement, the Adviser shall pay ALPS the fees listed in Appendix C attached hereto.

ALPS will from time to time employ or associate itself with such person or persons or organizations as ALPS may believe to be desirable in the performance of its duties.  Such person or persons may be officers and employees who are employed by both ALPS and the Fund.  The compensation of such person or persons or organizations shall be paid by ALPS and no obligation shall be incurred on behalf of the Fund in such respect.

ALPS will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, except as otherwise provided herein.  ALPS will not bear any of the costs of Fund personnel.  Other expenses incurred shall be borne by the Fund or the Adviser, including, but not limited to, transfer agency and custodial expenses; taxes; interest; Trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Trustees; printing and mailing shareholder reports, prospectuses, statements of additional information, supplements, and proxy materials; securities pricing; and expenses in connection with electronic filings with the Securities and Exchange Commission (the “SEC”).

3.             Proprietary and Confidential Information.  ALPS agrees on behalf of itself and its officers, directors and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and its shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

4.             Limitation of Liability.  ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.             Term.  This Agreement shall become effective as of September 18th, 2009, and, unless sooner terminated as provided herein, shall continue for two (2) years thereafter (the “Initial Term”).  During the Initial Term, this Agreement may be terminated, without penalty, solely by agreement of the parties on not less than sixty days written notice.  After the Initial Term, this Agreement may be terminated without cause and without penalty by the Fund or by ALPS, on not less than ninety days written notice to the other party.  The Fund may immediately terminate this Agreement for cause as defined below.

Termination for “cause” shall mean:

(i)            willful misfeasance, bad faith, gross negligence or reckless disregard on the part of ALPS with respect to its obligations and duties hereunder;

(ii)           regulatory, administrative, or judicial proceedings against ALPS which result in a determination that it has violated any rule, regulation, order, or law and which in the reasonable judgment of the Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, substantially impairs the performances of ALPS’ obligations and duties hereunder;

(iii)          financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or

(iv)          any other circumstances which in the reasonable judgment of the Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, substantially impairs on an on-going basis the performance of ALPS’ obligations and duties hereunder.

Upon termination of this Agreement, ALPS shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

6.             Representations and Warranties of ALPS.  ALPS represents and warrants to the Fund that:

(a)       It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)       It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)       It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

Representations and warranties of the Fund.  The Fund represents and warrants to ALPS that:

(a)       It is an open-end investment company duly organized and existing under the laws of the State of Delaware.

(b)       It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)       The Board of Trustees has duly authorized it to enter into and perform this Agreement.

7.             Governing Law.  This Agreement shall be governed by the laws of the State of Colorado to the extent federal law does not govern.

8.             Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.             Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

10.           Amendments to this Agreement.  This Agreement may only be amended by the parties in writing.

11.           Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado  80202

Attn:  General Counsel

Fax:  (303) 623-7850

To the Adviser:

ALPS Advisers, Inc.

1290 Broadway, Suite 1100

Denver, Colorado  80202

Attn:  General Counsel

Fax:  (303) 623-7850

With a copy to:

Jefferies Asset Management, LLC

The Metro Center, One Station Place

Stamford, CT  06902

ATTN:  General Counsel

To the Fund:

ALPS ETF Trust

1290 Broadway, Suite 1100

Denver, Colorado  80202

Attn:  Thomas A. Carter

Fax: (303) 623-7850

With a copy to:

Jefferies Asset Management, LLC

The Metro Center, One Station Place

Stamford, CT  06902

ATTN:  General Counsel

12.           Other Provisions.  The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administration or other agreements with such other corporations and funds.

ALPS further acknowledges and agrees that the liabilities, obligations and expenses incurred hereunder with respect to a particular Portfolio shall be enforceable against the assets and property of such Portfolio only, and not against the assets or property of the other Portfolio or any other series of the Fund.

If the Fund establishes one or more additional series with respect to which it wishes to retain ALPS to serve as administrator hereunder, it will notify ALPS in writing.  If ALPS is willing to render such services under this Agreement, it will so notify the Fund in writing, whereupon such series will become a “Portfolio” as defined hereunder and will be subject to the provisions of this Agreement to the same extent as the Fund is named above, except to the extent that such provisions are modified with respect to such new Portfolio in writing by the Fund and ALPS.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Accepted:

ALPS ADVISERS, INC.		ALPS ETF TRUST

By:	/s/ Thomas A. Carter	By:	/s/ Thomas A. Carter
	Name: Thomas A. Carter	Name:	Thomas A. Carter
	Title: President	Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: President

Appendix A

Jefferies | TR/J CRB Global Commodity Equity Index Fund

Jefferies | TR/J CRB Global Agriculture Equity Index Fund

Jefferies | TR/J CRB Global Energy Equity Index Fund

Jefferies | TR/J CRB Global Industrial Metals Equity Index Fund

Jefferies | TR/J CRB Global Precious Metals Equity Index Fund

Appendix B

Duties of Administrator

•      On a monthly basis, assist the Fund in monitoring each Portfolio’s compliance with:

(i)            the investment restrictions described in the Fund’s registration statement

(ii)           SEC diversification requirements, as applicable

(iii)          its status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended

•      Coordinate the preparation and filing with the SEC on behalf of the Fund:

(i)            Form N-SAR

(ii)           Form N-CSR

(iii)          Form 24f-2

(iv)          Shareholder reports pursuant to Section 30(b)(2) of the 1940 Act

(v)           Fidelity bond pursuant to Rule 17g-1 of the 1940 Act

ALPS shall not be responsible for the accuracy or adequacy of any information contained in the documents listed in subsections (i) through (v) above, to the extent such information is provided to ALPS by the Fund, other service providers to the Fund, or any other third party.

•      Administer the Fund’s Code of Ethics (including review of securities transaction reports from the Fund’s Independent Directors) and generally assist in monitoring compliance with such Code of Ethics, as contemplated under Rule 17j-1 of the 1940 Act.  The Fund shall provide ALPS with a list of Access Persons of the Fund, who will be subject to the reporting requirements of Rule 17j-1 of the 1940 Act, and shall update such list as necessary.  Access Persons of the Fund’s investment adviser and distributor shall be responsible for reporting under the investment adviser’s and distributor’s Code of Ethics, respectively, and not the Fund’s Code of Ethics.

•      Provide assistance to the Fund related to quarterly Board of Trustees meetings including:

(i)        Prepare board reports regarding services provided by ALPS, as requested by the Fund

(ii)       Coordinate compilation, printing and distribution of board materials

ALPS shall not be responsible for the accuracy or adequacy of any information provided to ALPS from the Fund, other service providers to the Fund, or any other third party for inclusion in the Board books.

•      Assist the Fund with placement of fidelity bond and errors and omissions insurance policies

•      Prepare the Fund’s semi-annual financial statements including schedules of investments and the related statements of operations, assets and liabilities and, changes in net assets, as well as the financial highlights and footnotes to the financial statements.

•      Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Fund’s independent accountants, or examinations conducted by the SEC.

•      Monitor the Fund’s expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

•      Calculate monthly Fund expenses and coordinate approval and payment processes.

•      Report performance and other portfolio information to outside reporting agencies as directed by the Fund.

•      Calculate monthly performance including total return and SEC yield calculations.

•      Calculate dividends in accordance with the policies detailed in the Fund’s registration statement.

•      Calculate required year-end distributions for excise tax purposes for review by the Fund’s auditors.

•      Calculate monthly book basis 19a-1 disclosure percentages including any necessary restatements.

•      Prepare provision for income tax and tax disclosure information (ROCSOP) for the audited financial statements for review by the Fund’s auditors.

•      Prepare and file appropriate extensions and federal and state income tax returns for review and signature by the Fund’s auditors.  State income or franchise tax return preparation is limited to the initial state of “nexus” and does not include additional state filing requirements that may be triggered by underlying investment of the fund.

•      Prepare and file excise tax returns for review and signature by the Fund’s auditors.

•      Assist in the identification of securities that may give rise to book-to-tax adjustments, including but not limited to passive foreign investment companies, real estate investment trusts, master limited partnerships, contingent debt obligations, trust preferred securities, grantor trusts and stapled securities.  Ultimate determination will be the responsibility of fund management.

Appendix C

Fees

•      The Adviser will be compensated by each Fund in an amount equal to 0.65% of its average daily net assets.  From that 0.65% fee, ALPS will be compensated in an amount equal to 0.03% of each Fund’s average daily net assets

•      ALPS shall be compensated for out-of-pocket expenses (including securities pricing).payable monthly by the Portfolio.